SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

May 14, 2003

PATINA OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14344	75-2629477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1625 Broadway Denver, Colorado		80202
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code (303) 389-3600

ITEM 5.    OTHER ITEMS.

The following press release was issued pursuant to direction from the Patina Oil & Gas Corporation Board of Directors on May 14, 2003:

NEWS RELEASE

PATINA DECLARES 25% STOCK DIVIDEND

DENVER, COLORADO, MAY 14, 2003—PATINA OIL & GAS CORPORATION (NYSE:POG) today announced that its Board had declared a 5 for 4 stock split in the form of a 25% stock dividend. The stock dividend will be paid on June 4, 2003 to stockholders of record at the close of business on May 27, 2003. Stockholders will receive an additional share of common stock for every four shares held on that date. Cash will be paid in lieu of fractional shares based on the closing price of the stock on May 27th. After the split, the Company will have roughly 34 million (37 million fully diluted) shares outstanding.

The Company intends to maintain the quarterly cash dividend on its stock at the existing rate of $0.06 per share. Between maintaining the per share dividend rate and the December 2002 dividend increase, cash dividends will have increased 50% in the past twelve months.

Commenting, Thomas J. Edelman, the Company’s Chairman said, “We have again elected to declare a 25% stock dividend in recognition of the Company’s exceptional performance. By maintaining our cash dividend per share, we are raising the payout to shareholders. The larger number of outstanding shares should serve to enhance the liquidity in our stock. As indicated in our first quarter earnings release, the Company’s production, profits and cash flow are all growing rapidly and we are generating substantial free cash flow despite steadily increasing capital expenditures. Based on current production levels and commodity prices, we expect to report exceptional results throughout 2003.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field and the Mid Continent region of southern Oklahoma and the Texas Panhandle.

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Contact:	David J. Kornder

Executive Vice President

Chief Financial Officer

(303) 389-3600

dkornder@patinaoil.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATINA OIL & GAS CORPORATION

By:	/s/ DAVID J. KORNDER

David J. Kornder Executive Vice President and Chief Financial Officer

Date:	May 15, 2003